Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the 2003 Director Stock Option Plan and the 2011 Stock Incentive Plan of CEVA, Inc. (the “Company”) of our reports dated March 15, 2011, with respect to the Company’s consolidated financial statements for the year ended December 31, 2010 and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 15, 2011.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global
Tel-Aviv, Israel
August 8, 2011